Filed Pursuant to Rule 424(b)(7)

Registration No. 333-144519

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated July 12, 2007)

RESOURCE CAPITAL CORP.

1,568,244 Shares

Common Stock

This prospectus supplement no. 2 supplements the prospectus dated July 12, 2007 relating to the resale from time to time of shares of our common stock underlying warrants that were issued to our stockholders of record on January 4, 2006. This prospectus supplement should be read in conjunction with, is qualified by reference to, and must be accompanied by, the prospectus dated July 12, 2007.

Our common stock is listed on the New York Stock Exchange under the symbol “RSO”. On January 31, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $9.70 per share.

You should read the section entitled “Risk Factors” contained in the prospectus or incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, and our subsequent Quarterly Reports on Form 10-Q for a discussion of factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 1, 2008.

The information in the table appearing under the caption “Selling Stockholders” in the prospectus is supplemented by adding the information below. The information is based solely on information provided to us by or on behalf of the selling unitholders on or prior to January 31, 2008:

Selling Stockholder	Number of shares beneficially owned prior to the offering(1)	Percentage of shares beneficially owned prior to the offering(2)	Number of shares offered pursuant to this prospectus	Number of shares beneficially owned after the offering(3)	Percentage of shares beneficially owned after the offering(2)(3)
Robert E. Ciliano	2,750	*	250	2,500	*
Michael J. Bradley(4)	5,500	*	500	5,000	*
Darshan Patel(5)	2,200	*	200	2,000	*
George West	750	*	750	0	—
Gilbert Silverman	1,700	*	1,700	0	—
Werner Netteseheim	6,600	*	600	6,000	*
Russell S. Reynolds, Jr.	18,260	*	1,660	16,600	*
Harvey and Debbie Lichtman	1,100	*	100	1,000	*
Jasper T. Brice	1,041	*	125	916	*
P. Sherrill Neff(6)	13,053	*	100	12,953	*
Thomas S. Barenboim	3,630	*	330	3,300	*
Howard Wagman	500	*	500	0	—
Mekn Investment LLC(7)	1,650	*	1,650	0	—
IRA PBO Jeffrey McDowell	200	*	200	0	—
Marc Friedfertig	22,300	*	3,300	19,000	*
Ian D. Crawford Revocable Trust	1,500	*	1,500	0	—
Vikram M. Lokur(8)	1,467	*	134	1,333	*

*	Less than 1%.

(1)	Includes shares of common stock underlying warrants. The warrants are immediately exercisable for common stock on a 1-for-1 basis at a price of $15.00 per warrant.

(2)	Based on a total of 25,283,532 shares of our common stock outstanding as of January 31, 2008. For purposes of computing the percentage of outstanding shares held by each selling stockholder named above, the shares of common stock underlying warrants beneficially owned by such selling stockholders are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other selling stockholder.

(3)	Assumes the selling stockholder sells all of the shares of common stock he or it is offering pursuant to this prospectus supplement.

(4)	The selling stockholder is a member of the Board of Directors of Resource America, Inc., an affiliate of the issuer.

(5)	The selling stockholder is an “affiliate” of a broker-dealer and certifies that he bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder is also an employee of a subsidiary of Resource America, Inc., an affiliate of the issuer.

(6)	The selling stockholder is a member of the issuer’s Board of Directors.

(7)	Marie Napoli has or shares voting and investment control over the securities held by the selling stockholder.

(8)	The selling stockholder is an “affiliate” of a broker-dealer and certifies that he bought the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The selling stockholder is also an employee of a subsidiary of Resource America, Inc., an affiliate of the issuer.